LKCM FUNDS

301 Commerce Street, Suite 1600

Fort Worth, TX 76102

March 11, 2013

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Request for Acceleration
LKCM Funds
Pre-Effective Amendment No. 2 on Form N-14 (“PEA 2”)
File No. 333-186318

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of PEA 2 to its registration statement on Form N-14 be accelerated to March 11, 2013. The undersigned is aware of its obligations under the 1933 Act.

In connection with PEA 2 to its registration statement on Form N-14 and the Registrant’s request for acceleration of the effective date of the pending registration statement, the Registrant acknowledges that: (1) should the Securities and Exchange Commission (“SEC”) or the SEC staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the SEC from taking any action with respect to the filing; (2) the action of the SEC or the SEC staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Registrant from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and (3) the Registrant may not assert this action as defense in any proceeding initiated by the SEC or any person under the federal securities laws of the United States.

Very truly yours,

LKCM FUNDS

/s/ Jacob D. Smith

Chief Financial Officer

QUASAR DISTRIBUTORS, LLC

615 East Michigan Street

Milwaukee, WI 53202

March 11, 2013

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Request for Acceleration
LKCM Funds
Pre-Effective Amendment No. 2 on Form N-14 (“PEA 2”)
File No. 333-186318

Ladies and Gentlemen:

As principal underwriter for LKCM Funds, the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of PEA 2 to its registration statement on Form N-14 be accelerated to March 11, 2013. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

QUASAR DISTRIBUTORS, LLC

/s/ James Schoenike

President